THIS PAPER DOCUMENT IS BEING SUBMITTED PURSUANT TO RULE 101(d) OF REGULATION S-T

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO.   ) 1
                                            ---

                         American Bio Medica Corporation
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                                (Name of Issuer)


                          Common Stock, $0.01 par value
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                         (Title of Class of Securities)


                                    024600108
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                                 (CUSIP Number)


                                 April 28, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule  13d-1(b)
|X| Rule  13d-1(c)
|_| Rule  13d-1(d)




-----------------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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     CUSIP No. 024600108            13G               Page  2  of  5  Pages
               ---------                                   ---    ---
------------------------------               -----------------------------------

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  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Seaside Partners, L.P.
        ------------------------------       -----------------------------------
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  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                       (b) |X|
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  3     SEC USE ONLY

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  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
        -------------------------------
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  NUMBER OF
                     5  SOLE VOTING POWER                         1,408,450
    SHARES                                                        --------------
                     -----------------------------------------------------------
 BENEFICIALLY
                     6  SHARED VOTING POWER                       N/A
   OWNED BY
                     -----------------------------------------------------------
     EACH
                     7  SOLE DISPOSITIVE POWER                    1,408,450
   REPORTING                                                      --------------
                     -----------------------------------------------------------
  PERSON WITH
                     8  SHARED DISPOSITIVE POWER                  N/A
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  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  1,408,450
                                                                  --------------
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                   |_|
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  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 12.8%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).     NAME OF ISSUER:

               The issuer of the securities to which this statement relates is American Bio Medica Corporation, a New York corporation.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               The issuer's principal executive offices are located at 112 Smith Road, Kinderhook, New York 12106.

ITEM 2(A).     NAME OF PERSON FILING:

               The person filing is Seaside Partners, L.P.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The principal business office is 623 Ocean Avenue, Sea Girt, New Jersey 08750.

ITEM 2(C).     CITIZENSHIP:

               Not applicable

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               The title of the class of securities is common stock, $0.01 par value.

ITEM 2(E).     CUSIP NUMBER:

               The CUSIP number is 024600108.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               The filing categories available pursuant to Rule 13d-1(b) are not applicable to Seaside Partners, L.P.

               If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

ITEM 4.        OWNERSHIP.

               (a) The number of shares beneficially owned by Seaside Partners, L.P. is 1,408,450.
               (b) The percent of the class held by Seaside Partners, L.P. is 12.8%.
               (c) (i) Seaside Partners, L..P. has sole power to vote or to direct the vote of 1,408,450 shares.
                   (ii) The shared power to vote or to direct the vote of shares is not applicable.
                   (iii) Seaside Partners,  L.P. has sole power to dispose or to direct the  disposition  of 1,408,450  shares.
                   (iv) The shared power to dispose or to direct the disposition of shares is not applicable.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               The ownership of five percent or less of a class is not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               The ownership of more than five percent on behalf of another person is not applicable.

ITEM 7.        IDENTIFICATION   AND  CLASSIFICATION  OF  THE  SUBSIDIARY   WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               The identification and classification of the subsidiary which acquired the security being reported on by the parent holding company is not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               The identification and classification of members of the group is not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               The notice of dissolution of a group is not applicable.

ITEM 10.       CERTIFICATIONS.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    Seaside Partners, L.P.

May 8, 2000
-----------                                       By: /s/William J. Ritger
                                                     ---------------------------
                                                     Name:  William J. Ritger
                                                     Title:    Managing Director

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other
                                                     ---
parties for whom copies are to be sent.

     ATTENTION. Intentional misstatements or omissions of fact constitute federal criminal violations. (SEE 18 U.S.C. 1001.)